Exhibit 5.1
[Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.]
June 6, 2007
ProLink Holdings Corp.
410 S. Benson Lane
Chandler, AZ 85224
Ladies and gentlemen:
             We have acted as counsel for ProLink Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2007 under the Securities Act of 1933, as amended (the “Act”), for registration under the Act of the following shares of the Company’s $0.0001 par value common stock (the “Common Stock”):
1.	8,450,800 shares underlying the shares of Series C Convertible Preferred Stock, $0.001 per share (the “Series C Preferred Stock”), of the Company issued to the Selling Stockholders in private placements of such shares of Series C Preferred Stock and warrants to purchase Common Stock on January 8, 2007 and January 23, 2007; and

2.	4,832,448 shares underlying the warrants to purchase Common Stock issued to the Selling Stockholders in connection with the transactions described in paragraph 1 above. The exercise price of these warrants is $1.40 per share.
             As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we advise you that in our opinion:
A.	The 8,450,800 shares of Common Stock described in paragraph 1 above, if and when issued upon conversion of the Series C Preferred Stock in accordance with the terms thereof, will be duly authorized and validly issued by the Company, and fully paid and non-assessable.

B.	The 4,832,448 shares of Common Stock issuable upon exercise of the warrants described in paragraph 2 above, if and when paid for and issued upon exercise of such warrants in accordance with the terms thereof, will be duly authorized and validly issued by the Company, and will be fully paid and non-assessable.

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             We are members of the Bar of the State of New York, and the opinions expressed herein are limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.
             We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. Reference is made to the section of the Registration Statement entitled “Legal Matters” for a description of ownership of the Company’s securities by a member of this firm.

Very truly yours,

/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

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